MARRIOTT INTERNATIONAL AND SODEXHO, S.A.
IN DISCUSSIONS REGARDING THEIR NORTH AMERICAN
FOOD SERVICE AND FACILITIES MANAGEMENT BUSINESSES

WASHINGTON, D.C., September 18, 1997 -- Marriott International, Inc. (MAR /
NYSE) and Sodexho Alliance, S.A. today confirmed that they have engaged in discussions regarding a potential combination of their respective North American food service and facilities management businesses. Were any such transaction to be consummated, it is Marriott International's intention to preserve bondholder value. Both companies said that it was too early to comment on the results of their discussions, but emphasized that they are interested in maximizing the value of their businesses for their stakeholders and customers. Both companies noted that there can be no assurance that such discussions will lead to a transaction or as to the timing or possible terms thereof, and that they do not intend to issue a further public statement with respect to this subject unless and until a binding agreement is reached.


                            -----------------------

Marriott International, Inc. is the world's leading hospitality company, with over 4,900 operating units in the United States and 51 other countries and territories. Major businesses include hotels operated and franchised under the Marriott, Ritz-Carlton, Courtyard, Fairfield, Residence Inn, TownePlace Suites, Executive Residences, Renaissance, New World and Ramada International brands, vacation club resorts operated under Marriott Vacation Club International; conference centers; food service and facilities management for clients in business, education and health care; senior living communities and services; and food service distribution. The company is headquartered in Washington, D.C., and has approximately 225,000 employees. In fiscal year 1996, Marriott International reported total sales of $10.2 billion.


                                    #  #  #


Contact:  Nick Hill, Corporate Relations, 301-380-7484 or
          Charlotte Sterling, Corporate Relations, 301-380-7406